Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Growth Trust (SSGT) Reaches $50 Million Equity Mark;

Can Now Receive Investments from Pennsylvania Residents

LADERA RANCH, Calif. - July 21, 2016 - Strategic Storage Growth Trust, Inc. (SSGT), which is sponsored by SmartStop Asset Management, LLC, has raised more than $50 million in capital from investors across the United States and is now accepting investments from Pennsylvania residents. While most states require a relatively small amount of investor funds be held in escrow (e.g., $1.5 million), Pennsylvania has a formulaic escrow requirement based on the maximum offering amount, which resulted in a $50 million escrow for SSGT. For this reason, SSGT has not permitted investments by Pennsylvania residents in its offering until now.

“We are pleased to have reached the $50 million equity mark so that interested investors from Pennsylvania can now participate,” said SSGT chairman and CEO H. Michael Schwartz.

SSGT is a public, non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 14 operating self storage facilities located in seven states comprising approximately 9,300 self storage units and approximately 1,100,000 net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 57,100 self storage units and approximately 6.2 million rentable square feet. The company is the asset manager for 86 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of both SSGT and Strategic Storage Trust II, Inc. (SSTII), a public non-traded REIT focusing on stabilized self storage properties. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. In 2015, key executives at Smartstop Asset Management negotiated the sale of SmartStop Self Storage Inc. (Smartstop), then a fully integrated, self-administered and self-managed self storage company, owning and/or operating 170 self storage properties in 21 states and Toronto, Canada, to Extra Space Storage Inc., the second-largest storage operator in the United States, in a merger transaction with SmartStop having an enterprise value of $1.4 billion.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.